PROXY STATEMENT
                              ---------------------


                 SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC.
                             655 East Medical Drive
                              Bountiful, Utah 84010

                              ---------------------

                         ANNUAL MEETING OF STOCKHOLDERS

                           To Be Held December 4, 1996

                              ---------------------


                                  INTRODUCTION

         This Proxy Statement is being furnished to holders of the Specialized Health Products International, Inc. (the "Company") common stock, par value $0.02 per share ("Common Stock"), in connection with the solicitation of proxies by the Company for use at the Annual Meeting of Common Stockholders of the Company (the "Annual Meeting") to be held at Little America Hotel and Towers, 500 South Main Street, Salt Lake City, Utah 84101, at 9:00 a.m. (local time) on December 4, 1996, and at any adjournment(s) or postponement(s) thereof. This Proxy Statement, the enclosed Notice and the enclosed form of proxy are being first mailed to stockholders of the Company on or about November 9, 1996.

VOTING AT THE ANNUAL MEETING

         The Board of Directors of the Company (the "Board") has fixed the close of business on November 8, 1996, as the record date (the "Record Date") for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were outstanding ___________ shares of the Company's Common Stock held by approximately _____ holders of record. On the Record Date there were no shares of the Company's Common Stock held as treasury stock by the Company. Holders of record of the Company's Common Stock on the Record Date are entitled to cast one vote per share, exercisable in person or by properly executed proxy, with respect to each matter to be considered by them at the Annual Meeting. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of the Company's Common Stock is necessary to constitute a quorum at the Annual Meeting.

         Common Stock will be voted in accordance with the instructions indicated in a properly executed proxy. If no instructions are indicated, such stock will be voted as recommended by the Board. If any other matters are properly presented to the Annual Meeting for action, the person(s) named in the enclosed form(s) of proxy and acting thereunder will have discretion to vote on such matters in accordance with their best judgment. Broker non-votes and abstentions are not treated as votes cast for purposes of any of the matters to be voted on at the meeting. A stockholder who has given a proxy may revoke it by voting in person at the meeting, or by giving written notice of revocation or a later-dated proxy to the Secretary of the Company at any time before the closing of the polls at the meeting. Any written notice revoking a proxy should be sent to Specialized Health Products, Inc., 655 East Medical Drive, Bountiful, Utah 84010, Attention: Mr. J. Clark Robinson, Secretary.

         The Company's Bylaws require the affirmative vote of a plurality of the votes cast at the meeting for the election of directors, the affirmative vote of a majority of the votes cast at the meeting for the approval of the independent auditors, and the affirmative vote of a majority of the outstanding stock is required for approval of the amendments to the Company's Certificate of Incorporation. The Board recommends that holders of the Company's


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Common Stock vote FOR the approval of election of the directors  proposed by the
Board, FOR the approval of the independent auditors and FOR the approval of the amendments to the Company's Certificate of Incorporation.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

Election of Directors

Board of Directors

         The Company's Board is divided into three classes. One class of directors is elected at each annual meeting of stockholders for a three-year term. Each year a different class of directors will be elected on a rotating basis. The terms of Gary W. Farnes and Robert R. Walker expire in 1996. The terms of Gale H. Thorne and Bradley C. Robinson will expire in 1997 and the term of David A. Robinson and J. Clark Robinson will expire in 1998.

         At this meeting two directors have been nominated by the Board for election to the class whose terms expire at the 1999 annual meeting. The persons nominated are Gary W. Farnes and Robert R. Walker, both of whom are currently directors of the Company.

         Unless otherwise specified, proxy votes will be cast for the election of all of the nominees as directors. If any such person should be unavailable for election, the Board may either reduce the number of directors accordingly or designate a substitute nominee. In the latter event, it is intended that proxy votes will be cast for the election of such substitute nominee. Stockholder nominations of persons for election as directors are subject to the notice requirements described under the caption "Other Matters" appearing later in this proxy statement. Election of the nominee directors requires the affirmative vote of a majority of the shares voted.

         The following pages contain information concerning the nominees and the directors whose terms of office will continue after the meeting. Unless the context otherwise requires, all references in this Proxy to the "Company" shall mean Specialized Health Products International, Inc., and its subsidiaries on a consolidated basis and, where the context so requires, shall include its predecessors.

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION AS DIRECTORS OF THE NOMINEES NAMED HEREIN.

Directors and Executive Officers of the Company.


                                                                      With SHP
                                                                    and Company
         Name                Age             Position                    Since

David A. Robinson (1)        53     President, Chairman of the Board,    1993
                                    Chief Executive Officer
                                    and Director

Bradley C. Robinson (1)      27     Vice President, Operations           1993
                                    and Investor Relations,
                                    and Director

Dr. Gale H. Thorne           64     Vice President, Product              1994
                                    Development and Director

J. Clark Robinson            54     Vice President, Chief Financial      1995
                                    Officer, Secretary and Director

Gary W. Farnes (2)           56     Director                             1995

Robert R. Walker(2)          67     Director                             1994


---------------

(1) Member of Executive Committee.
(2) Member of Compensation Committee.

     David A. Robinson. Mr. Robinson is the President, Chief Executive Officer and Chairman of the Board of the Company. He has been a director and officer of the Company since November 1993. From November 1992 to November 1993, Mr. Robinson was President of EPC Products, Inc., a distribution company based in Bountiful, Utah. From 1981 to 1992, Mr. Robinson was President of Royce
Photo/Graphics Supply, Inc., a distributor of photographic and graphic arts equipment and supplies based in Glendale, California. He holds a Masters degree in Business Administration and a Masters degree in Management Science from the University of Southern California. Mr. Robinson is the brother of J. Clark Robinson, Vice President, Chief Financial Officer, Secretary and a director of the Company, and an uncle of Bradley C. Robinson, Vice President, Operations and Investor Relations and a director of the Company.

     Bradley C. Robinson. Mr. Robinson is the Vice President, Operations and Investor Relations, of the Company. He has been a director and officer of the Company since November 1993. From November 1992 to November 1993, Mr. Robinson was Vice President of EPC Products, Inc., distribution company based in Bountiful, Utah. From 1990 to 1992, Mr. Robinson was employed by Cargo Link, a Salt Lake City, Utah, import-export broker. Mr. Robinson is the son of J. Clark Robinson, Vice President, Chief Financial Officer, Secretary and a director of the Company, a nephew of David A. Robinson, President, Chief Executive Officer, Chairman of the Board and a director of the Company, and a son-in-law of Gary W. Farnes, a director of the Company.

     Gale H. Thorne. Dr. Thorne is the Vice President, Product Development, for the Company. He has been a director since January 1995, and has held his present position as Vice President, Product Development, since October 1994. From 1993 to 1994, Dr. Thorne was a Vice President, Engineering, of Eneco, Inc., a Salt Lake City, Utah, corporation engaged in the business of developing cold-fusion products. During Dr. Thorne's tenure at Eneco, Inc. the company was engaged primarily in the business of prosecuting patent applications relating to the cold-fusion technology. From 1989 to 1993, Dr. Thorne was employed as a patent consultant and patent agent with Foster & Foster, a Salt Lake City intellectual property law firm. Dr. Thorne holds eighteen patents and has published numerous technical publications. He has been a technical consultant and a member of Board of the Small Business Innovation Program of the State of Utah. Dr. Thorne manages all the patent and product development work for the Company. He holds a Ph.D. in Biophysics from the University of Utah.

     J. Clark Robinson. Mr. Robinson became a Vice President, Chief Financial Officer, Secretary and director of the Company in September 1995. From 1974 to the present, Mr. Robinson has been General Manager of Lagoon Corporation, which operates an amusement park in the Salt Lake City, Utah, area. At present, Mr. Robinson spends approximately one-half of his time working for the Company and one-half of his time working for Lagoon Corporation. Mr. Robinson has also been President of the International Association of Amusement Parks and Attractions, an international industry trade group. He holds a Masters degree in Business Administration from the University of Utah. Mr. Robinson is the brother of David
A. Robinson, President, Chief Executive Officer, Chairman of the Board and a director of the Company, and the father of Bradley C. Robinson, Vice President Operations and Investor Relations, and a director of the Company.

     Gary W. Farnes. Mr. Farnes is a director of the Company. He has been a director since 1995 and is currently the Senior Executive Vice President of Holy Cross Health Systems, a multi-hospital health care system headquartered in South Bend, Indiana. From 1977 to 1995, Mr. Farnes was employed by Intermountain Health Care, a regional hospital company. At the time that Mr. Farnes left Intermountain Health Care, he held the position of Vice President, Hospital Division. He holds a Bachelors degree in Business and Psychology from Brigham Young University and a Masters degree in Business Administration from George Washington University. Mr. Farnes is the father-in-law of Bradley C. Robinson, Vice President Operations and Investor Relations, and a director of the Company.

     Robert R. Walker. Mr. Walker is a director of the Company. Mr. Walker has been a director since March 1994. He is currently self-employed as a consultant in the health care industry primarily in the area of start-up medical device companies. From 1976 to 1992, Mr. Walker was employed by IHC Affiliated Services Division of Intermountain Health Care, a regional hospital company, from which he retired as President of IHC Affiliated Services. He recently retired as the Chairman of the Board of AmeriNet, Inc., which is a national group purchasing organization for hospitals, clinics, detox/drug centers, emergency, nursing homes, private laboratories, psychiatric centers, rehabilitation facilities, surgical centers and institutions such as schools and prisons. Mr. Walker is a member of the American Hospital Association and the Hospital Financial
Management Association. He holds a Bachelor of Science degree in Business Administration.

         Mr. Hollander was nominated to serve as a director of the Company in August 1995, pursuant to an agreement between the Company and Capital Growth, as placement agent for certain securities of the Company. Mr. Hollander resigned from the Board for personal reasons in March 1996. In addition, Mr. John T. Clarke, who was a director of the Company since November 1993, also resigned from the Board for personal reasons on March 5, 1996. The Company's Board is currently reviewing independent persons to fill the two vacancies existing on the Board. Other than as described above, there are no family relationships among any of the executive officers or directors of the Company.

         Executive officers of the Company are elected by the Board on an annual basis and serve at the discretion of the Board.

Board Committees

         The Board has a Compensation Committee and an Executive Committee.

         The Compensation Committee took action by unanimous consent on three occasion during the fiscal year ending December 31, 1995. As part of its responsibilities, the Compensation Committee administers the Company's Non-qualified Stock Option Plan ("NQSOP"), establishes general compensation policy and, except as prohibited by applicable law, may take any and all action that the Board could take relating to the compensation of employees, directors and other parties. The committee also evaluates the performance of and makes compensation recommendations for senior management, including the Chief Executive Officer. In March 1996, Mr. John T. Clarke resigned from the Board for personal reasons leaving Mr. Gary Farnes as the only member of the Committee. Thereafter, the Board appointed Mr. Robert R. Walker as a member of the Committee.

         The Executive Committee met eight times during the fiscal year ended December 31, 1995. The committee has most of the power of the Board and can act when the Board is not in session. Members of this committee are Mr.
David A. Robinson and Mr. Bradley C. Robinson.


Board Meetings and Directors' Attendance

         The current Board was appointed in July 1995 at the same time Specialized Health Products, Inc. ("SHP") became a wholly owned subsidiary of the Company. The current Board held two Board meetings and took action by unanimous consent on two occasions during the fiscal year ending December 31, 1995. The previous Board took action by unanimous consent on one occasion during the fiscal year ending December 31, 1995. No incumbent director attended fewer than 75 percent of the Board meetings held during said year or fewer than 75 percent of the committee meetings held by committees on which an incumbent director served.

Certain Relationships And Related Transactions

         In September 1994, prior to the acquisition wherein SHP became a wholly owned subsidiary of the Company, certain shareholders of SHP made direct loans to SHP in the amount of approximately $385,000 under a bridge loan agreement. Subscriptions under the bridge loan were offered proportionately to shareholders of SHP based on the number of shares held. The subscribers to the bridge loan were issued warrants permitting them to acquire up to an aggregate of 346,500 shares of common stock at $1.11 per share on or before December 31, 1995. These warrants were exercised in July, 1995 in consideration for the conversion of this loan.

         Stanley Hollander, a former director of the Company, is an officer and director of the corporate managing member of Capital Growth, which on October 23, 1996 owned 918,040 Series B Warrants and stock options to purchase 20,000 shares of Common Stock. Capital Growth received the 75,000 shares of Common Stock, 530,125 Series A Warrants and 1,290,375 Series B Warrants, together with a gross fee of $860,251, as consideration for placement agent services rendered on behalf of the Company during 1995.

Security Ownership of Management and Certain Beneficial Owners

         The following table sets forth certain information with respect to the beneficial ownership of the common stock of the Registrant as of October 15, 1996, for: (i) each person who is known by the Registrant to beneficially own more than 5 percent of the Registrant's common stock, (ii) each of the Registrant's directors, (iii) each of the Registrant's Named Executive Officers (defined below), and (iv) all directors and executive officers as a group. As of October 15, 1996 the Company had 8,589,153 shares of common stock outstanding.

 Name and Address      Shares Beneficially  Percentage of Shares
of Beneficial Owner(1)     Owned(2)         Beneficially Owned       Position

David A. Robinson(3)        630,219                 7%        President, Chief
                                                              Executive Officer
                                                              Chairman of the
                                                              Board and Director

Bradley C. Robinson(3)      630,219                 7%        Vice President
                                                              Operations and
                                                              Investor Relations
                                                              and Director

Gale H. Thorne(4)           167,700                 2%       Vice President,
                                                             Product Development
                                                             and Director

J. Clark Robinson(5)        232,000                 3%       Vice President,
                                                             Chief Financial
                                                             Officer, Treasurer,
                                                             Secretary and
                                                             Director

Gary W. Farnes(6)            70,000                 1%       Director

Robert R. Walker(7)          83,000                 1%       Director

Executive Officers and    1,813,138                20%
Directors as a Group (6
Persons)

John T. Clarke(8)           665,306                 8%
Thatchetts
Camp Road
Gerrards Cross
Buckinghamshire, England

Capital Growth              938,040               11%
International(9)
11601 Wilshire Boulevard,
Suite 500
Los Angeles, CA  90025

--------------------------

(1) Except where otherwise indicated, the address of the beneficial owner is deemed to be the same address as the Registrant.

(2) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting and investment power with respect to the securities. Shares of common stock subject to options or warrants currently exercisable, or exercisable within sixty (60) days, are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person.

(3) Includes 330,219 shares and stock options to purchase 300,000 shares for each of these two persons. Does not include the Earn-Out Shares. See Long-Term Incentives and Executive Compensation.

(4) Includes 63,000 shares, stock options to purchase 75,000 shares and Series A Warrants to purchase 27,000 shares. Also includes 2,700 shares that Mr. Thorne is deemed to beneficially own as a result of their being owned in joint tenancy with his spouse.

(5) Includes 90,000 shares and stock options to purchase 75,000 shares. Also includes 40,000 shares and Series A Warrants to purchase 27,000 shares that Mr. Robinson is deemed to beneficially own as a result of their being owned by a controlled entity.

(6)  Includes 50,000 shares and stock options to purchase 20,000 shares.

(7) Includes stock options to purchase 20,000 shares. Also includes 63,000 shares of which Mr. Walker is deemed to be the beneficial owner as a result of their ownership by a trust of which he is a trustor.

(8) Includes 163,000 shares, stock option to purchase 300,000 shares and Series A Warrants to purchase 3,000 shares. Also includes 18,000 shares that Mr. Clarke is deemed to beneficially own as a result of their being owned by a controlled entity, 123,465 shares, 18,000 Series A Warrants and 21,841 Series B Warrants owned by his spouse, and 18,000 shares owned by a minor child, which he is deemed to beneficially own. Does not include the Earn-Out Shares. See Long-Term Incentives and Executive Compensation.

(9) Includes 918,040 Series B Warrants and stock options to purchase 20,000 shares of Common Stock.

         The Registrant is not aware of any arrangements, the operation of which may at a subsequent date result in a change in control of the Registrant.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

         The members of the Board, the executive officers of the Company and persons who hold more than 10 percent of the Company's Common Stock are subject to reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, which require them to file reports with respect to their ownership of and transaction in the Company's securities, and furnish the Company copies of all such reports they file. Based upon the copies of those reports furnished to the Company, and written representations that no other reports were required to be filed, the Company believes that all reporting requirements under Section 16(a) for the fiscal year ended December 31, 1995, were met in a timely manner by its executive officers, Board members and greater than 10 percent stockholders.

Report of the Board on Executive Compensation.

         In March 1996, Mr. John T. Clarke resigned from the Board for personal reasons leaving only one member of the Compensation Committee (the "Committee"). The Board subsequently appointed Mr. Robert R. Walker to replace Mr. Clarke as a member of the Committee. The Committee's responsibilities include, administering the Company's NQSOP, establishing general compensation policy and, except as prohibited by applicable law, taking any and all action that the Board could take relating to the compensation of employees, directors and other parties. The Committee also evaluates the performance of and makes compensation recommendations for senior management, including the Chief Executive Officer.

Executive Compensation Philosophy

         The Company attempts to design executive compensation to achieve two principal objectives. First, the program is intended to be fully competitive so that the Company may attract, motivate and retain talented executives. Second, the program is intended to create an alignment of interest between the Company's executives and stockholders such that a significant portion of each executive's compensation varies with business performance.

         The Committee's philosophy is to pay competitive annual salaries, coupled with a leveraged incentive system that pays more than competitive total compensation for performance exceeding financial goals and Company objectives. The leveraged incentive system consists of annual compensation, bonuses and stock compensation consisting primarily of stock options and Earn-Out stock (discussed below).

         Based on assessment by the Board and the Committee, the Committee believes that the Company's compensation program for the Named Executive
Officers has the following characteristics that serve to align executive interest with long-term stockholder value creation:

         a. Emphasized "at risk" pay such as bonuses, options and long-term incentives.
         b. Emphasized long-term compensation such as options and Earn-Out stock.
         c. Rewards financial results and promotion of Company objectives rather than individual performance against individual objectives.

         The Omnibus Reconciliation Act of 1993 (OBRA) established certain requirements in order for compensation exceeding $1 million earned by certain senior executives to be deductible. The Company's executive compensation programs have been structured to comply with OBRA. The actions of the Committee regarding the compensation paid, or to be paid, to executive management, have also complied with OBRA. However, the Committee reserves the right to forego deductibility if in its discretion it believes a particular compensation program or payment is consistent with the overall best interests of the Company and its stockholders. In addition, the compensation received by certain individuals under the Company's NQSOP and/or Earn-Out program may fall outside the deductibility limitations of OBRA if the Company is highly successful as reflected in the Company's stock price and/or income.
Annual Salaries

         Salary ranges and increases are governing executives including the CEO and the other Named Executive Officers are established annually based on the competitive data. Within those ranges, individual salaries vary based upon the individual's work experience, performance, level of responsibility, impact on the business, tenure and potential for advancement within the organization. Annual salaries for newly-hired executives are determined at time of hire taking into account the above factors other than tenure.

Short-Term Incentives

         The Company provides short-term incentives in the form of discretionary cash bonuses based on financial performance and promotion of the Company's objectives. Bonuses are awarded to management and others on the basis of individual's work experience, performance, level of responsibility, impact on the business, tenure and potential for advancement within the organization.

Long-Term Incentives

         In September 1995, the Company adopted the non-qualified stock option plan ("NQSOP") wherein the Company is authorized to grant options to purchase up to 1,284,998 shares of the Company's Common Stock. Pursuant to the NQSOP, in September 1995, the Company granted Stock Options to purchase 1,151,810 shares of Common Stock, and in November , the Company issued Stock Options to purchase 20,000 shares of Common Stock. All of these Stock Options are immediately exercisable. These options expire in 2000.

         The grant of options to key employees encourages equity ownership and closely aligns management interest with the interest of stockholders. Additionally, because options are subject to forfeiture if the employee leaves the Company, options provide an incentive to remain with the Company long term.

         At least annually the Committee reviews advisability of granting options to members of management having strategic impact on product, staffing, technology, pricing, investment or policy matters. The aggregate number of options granted to management is based on the value of each individual's actual and potential contributions to the Company as well as competitive norms.

         In conjunction with the 1995 acquisition wherein SHP became a wholly owned subsidiary of the Company, David A. Robinson, Bradley C. Robinson and John
T. Clarke (collectively the "Founders"), who are the founders of the Company and, respectively, the President, Chief Executive Officer and a director; a Vice President and director; and a former director of the Company have the opportunity to receive up to an aggregate of 2,000,000 additional shares of common stock (the "Earn-Out Shares"). The Founders have the right to divide the Earn-Out Shares among themselves or their assigns, if earned, based on performance, contributions to the Company and/or other factors relating to the business success of the Company. Any issuance of Earn-Out Shares would be based upon the level of pre-tax consolidated net income, adjusted to exclude any expense arising from the obligation to issue or the issuance of the Earn-Out Shares and any income or expense associated with non-recurring or extraordinary items as determined in accordance with generally accepted accounting principles ("Adjusted PTNI"). At the date the Earn-Out Shares agreement was adopted the value of the Common Stock was $2.00 per share. At October 23, 1996, the Company's common stock was trading at $2.75.

     The Earn-Out Shares have not vested. No dividends will be paid on the Earn-Out Shares unless and until they vest. The Earn-Out Shares will vest as follows. If Adjusted PTNI for 1996, 1997 or 1998 equals or exceeds $1,500,000, then an aggregate of 350,000 Earn-Out Share will be issued, but only one issuance of 350,000 Earn-Out Shares will be made based on the $1,500,000 level of Adjusted PTNI.

         If Adjusted PTNI for 1996, 1997 or 1998 equals or exceeds $5,000,000 then there will be issued that aggregate number of Earn-Out Shares calculated by subtracting the number of Earn-Out Shares previously issued or issuable based on the attainment of a lesser included Adjusted PTNI in the same year (if any) from 1,100,000, provided that only one issuance of Earn-Out Shares will be made based on the $5,000,000 level of Adjusted PTNI.

         If Adjusted PTNI for 1996, 1997 and 1998 equals or exceeds $8,000,000, then there will be issued that aggregate number of Earn-Out Shares calculated by subtracting the number of Earn-Out Shares previously issued or issuable based on the attainment of a lesser included Adjusted PTNI in the same year (if any) from 2,000,000, provided that in no event will an aggregate of more than 2,000,000 Earn-Out Shares be issued.

Corporation Performance & CEO Pay

     To date, the Company's principal focus has been the design, development, testing, and evaluation of its Safety Cradle(Registered) sharps containers, SafetyStrip Lancet(Trademarked), ExtreSafe(Trademarked) medical needle technology, intravenous flow gauge system, blood collection device, and other products, and the design and development of its molds and production processes relating to its Safety Cradle(Registered) sharps containers. At present, the only product the Company is selling is its Safety Cradle(Registered) sharps container products. The Company's other products are in various stages of pre-production, development and research.

         In 1994, the Company had limited sales of its sharps containers due, in part, to the fact the molds used to produce the sharps containers had not been completed and come on line. Certain of the Company's Safety Cradle(Registered) sharps container molds were completed in the first half of 1995, and additional Safety Cradle(Registered) sharps container molds were completed in the second half of 1995. As molds were completed, the Company's sales increased from $33,256 for 1994 to $447,844 for 1995. New and improved designs to the Safety Cradle(Registered) sharps container molds were completed in the first quarter of 1996 and an Agreement was entered into by the Company with Becton Dickinson and Company ("BD") on March 11, 1996 to evaluate the SHP sharps container for a possible exclusive marketing and distribution agreement. This Agreement prevented the Company from signing distributor agreement with other companies which therefore limited sales of the sharps container in the second and third quarter of 1996.

         On or about August 26, 1996, the Company entered into an exclusive distribution agreement with BD relating to the Company's Safety Cradle(Registered) sharps container products. The distribution agreement grants BD an exclusive world-wide right to market and distribute the said products for an initial term of three years, which term may be extended by BD annually thereafter. The first sales pursuant to the distribution agreement are expected to occur in the fourth quarter of 1996, after the Company has made modifications to the said products, which modifications are required by the Agreement. The Company does not expect substantial sales of the Safety Cradle(Registered) sharps container products until the first quarter of 1997.

         The Company anticipates that commercial production of its SafetyStrip Lancet(Trademarked), will commence before year end. Provided the necessary FDA approvals are obtained, of which there is no assurance, the Company anticipates commercial production of the ExtreSafe(Trademarked) phlebotomy device and ExtreSafe(Trademarked) catheter will commence in 1997. Commercial production of the ExtreSafe(Trademarked) syringes is expected to commence in 1998. The Company's other ExtreSafe(Trademarked) safety needle technology products, intravenous flow gauge and blood collection device are conceptual ideas in the research stage. No assurance can be given, however, that the Company will be able to adhere to these time frames or that such products will ever go to market.

     While most of the Company's products are not yet in the production stage of development, during 1995 the Company made significant strides toward bringing its products to market. One of the most pressing needs of the Company during 1995 was the need for additional funding. Management was able to obtain such funding through the a successful private placement of securities wherein the Company raised gross proceeds of $8,602,500 (net proceeds of $7,519,060) through the sale of 4,376,250 shares of Common Stock, 3,110,875 Series A Warrants and 1,290,375 Series B Warrants.

         During 1995 the Company also: (1) introduced a revision of the Safety Cradle(Registered) line of sharps containers, (2) developed prototype models of the SafetyStrip Lancet(Trademarked) and carrier and completed the blade and spring design, (3) developed working prototypes of an ExtreSafe(Trademarked) phlebotomy device, (4) developed two working models of a safety syringe, (5) developed a model of a safety catheter, (6) initiated trading in the Company's common stock on the NASDAQ small capitalization market under the symbol SHPI,
(7) received two issued patents, (8) received notice of allowance on four patents, (9) filed applications for three additional patents, (10) entered into a joint venture to design and produce an improved filmless, digitized, x-ray technology using a patented process, and (11) had sales of $447,844.

         Based on the above results and in an effort to keep Mr. David A. Robinson's incentives aligned with those of the stockholders, Mr. Robinson was granted 300,000 stock options under the Company's NQSOP, received an increase in annual salary from $120,000 to $240,000, received a $25,000 bonus, received the right to acquire Earn-Out shares (described hereafter) and received other compensation of $1,876.

         Members of the Compensation Committee are Board Gary W. Farnes and Robert R. Walker.

Performance Graph

         The following performance graph compares the performance of the Company's Common Stock to the NASDAQ Composite Index ("NCI") and to the S&P Health Care Index ("HCI"). The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 at October 31, 1995, the month during which the Company first had securities registered under section 12 of the Securities Exchange Act of 1934, and that all dividends were reinvested. As a designer of safety medical products the Company is not easily categorized with other more specific industry indices.

                                   Cumulative Total Stockholder Return
                                   October 1995 through September 1996
[GRAPHIC OMITTED]


200.00
180.00
160.00
140.00
120.00
100.00
 80.00
 60.00
 40.00
 20.00
  0.00
       10/31  11/30  12/29  1/31  2/29  3/29  4/30  5/31  6/28  7/31  8/30  9/30
        95      95    95     96    96    96    96    96    96    96    96    96


       10/31/95   11/30/95   12/29/95   1/31/96   2/29/96   3/29/96   4/30/96   5/31/96   6/28/96   7/31/96   8/30/96    9/30/96
------ --------------------------------------------------------------------------------------------------------------------------
SHPI   $100.00    $170.21    $146.89    $153.19   $134.04   $195.74   $161.70   $140.43   $72.34    $46.81    $46.81     $53.19
NCI    $100.00    $102.23    $101.50    $102.24   $106.16   $106.25   $114.85   $119.95  $114.32   $104.24   $104.24    $110.12
HCI    $100.00    $104.74    $110.12    $116.17   $114.11   $113.89   $111.54   $115.88  $118.27   $111.83   $111.83    $115.84
---------------------------------------------------------------------------------------------------------------------------------

Executive Compensation

         Included below are tables which set forth certain information concerning compensation paid by the Company to its Chief Executive Officer and all other executive officers with annual compensation in excess of $100,000 (determined as of December 31, 1995) (the "Named Executive Officers"). The tables include columns related to stock options.

         Summary Compensation Table. The following table provides certain summary information regarding compensation paid by the Company to the Named
Executive Officers. The amounts set forth were paid by Specialized Health Products, Inc., and wholly owned subsidiary of the Company ("SHP", for services rendered to SHP. The Company had no operations and paid no compensation to management prior to July 28, 1995, when the Company acquired SHP. On that date, the previous management of the company resigned and the current management, as described herein, assumed their present positions.

                                        SUMMARY COMPENSATION TABLE



                                     Annual Compensation             Long-Term Compensation Awards
                                                    Other     Restricted
                                                    Annual      Stock    Stock                  All Other
         Name and                Salary    Bonus    Compen-     Awards  Options/    LTIP        Compen-
    Principal Position     Year  ($)(1)    ($)(2)   sation($)     ($)    SAR(#)   Payouts($)    sation($)
    ------------------          --------- --------  ---------   ------   ------   ----------    ----------
David A. Robinson,         1993    ---      ---        ---       ---      ---         ---         ---
President, CEO, Chairman   1994  120,000    ---        ---       ---    90,000(4)     ---         ---
of the Board and Director  1995  193,590  25,000       ---       (3)   300,000(5)     ---        1,876

Bradley C. Robinson, VP,   1993    ---      ---        ---       ---      ---         ---         ---
Operations and Investor    1994   89,128    ---        ---       ---    90,000(4)     ---         ---
Relations and Director     1995  148,590  25,000       ---       (3)   300,000(5)     ---          625

Dr. Gale H. Thorne, VP     1993    ---      ---        ---       ---      ---         ---         ---
Product Development and    1994   16,958    ---        ---       ---    36,000(6)     ---         ---
Director                   1995  128,333  25,000       ---       ---    57,000(5)     ---        2,758

-------------------

(1)  All  amounts  paid  to as  salary  were  paid  pursuant  to  the  Company's obligations under employment contracts with the above referenced individuals. Said employment contracts were amended from time to time during the periods set forth above. The annual salaries of the Named Executive Officers for 1996, as set forth in their employment contracts, are $240,000 for Mr. David A. Robinson, $160,000 for Mr. Brad C. Robinson and $150,000 for Dr. Gale H. Thorne.

(2) The cash bonuses were awarded by the Company in recognition of the recipients' contributions toward the successful Acquisition and the private placement which closed on August 18, 1995.

(3) David A. Robinson, Bradley C. Robinson and John T. Clarke, the Founders, who are respectively the President, Chief Executive Officer, Chairman of the Board and a director; a Vice President and director; and a former director of the Company have the opportunity to receive up to an aggregate of 2,000,000 additional shares of common stock (the "Earn-Out Shares". The Founders have the right to divide the Earn-Out Shares among themselves or their assigns, if earned, based on performance, contributions to the Company and/or other factors relating to the business success of the Company. Any issuance of Earn-Out Shares would be based upon the level of pre-tax consolidated net income, adjusted to exclude any expense arising from the obligation to issue or the issuance of the Earn-Out

     Shares and any income or expense associated with non-recurring or extraordinary items as determined in accordance with generally accepted accounting principles ("Adjusted PTNI"). At the date the Earn- Out Shares agreement was adopted the value of the Common Stock was $2.00 per share. At December 31, 1995, the Company's common stock was trading at $8.63.

         The Earn-Out Shares have not vested. No dividends will be paid on the Earn-Out Shares unless and until they vest. The Earn-Out Shares will vest as follows. If Adjusted PTNI for 1996, 1997 or 1998 equals or exceeds $1,500,000, then an aggregate of 350,000 Earn-Out Share will be issued, but only one issuance of 350,000 Earn-Out Shares will be made based on the $1,500,000 level of Adjusted PTNI.

         If Adjusted PTNI for 1996, 1997 or 1998 equals or exceeds $5,000,000 then there will be issued that aggregate number of Earn-Out Shares calculated by subtracting the number of Earn-Out Shares previously issued or issuable based on the attainment of a lesser Adjusted PTNI in the same year (if any) from 1,100,000, provided that only one issuance of Earn-Out Shares will be made based on the $5,000,000 level of Adjusted PTNI.

         If Adjusted PTNI for 1996, 1997 and 1998 equals or exceeds $8,000,000, then there will be issued that aggregate number of Earn-Out Shares calculated by subtracting the number of Earn-Out Shares previously issued or issuable based on the attainment of a lesser Adjusted PTNI in the same year (if any) from 2,000,000, provided that in no event will an aggregate of more than 2,000,000 Earn-Out Shares be issued.

(4) These options were exercised on September 1, 1995 and were issued under the SHP NQSOP.

(5) These options were issued pursuant to the NQSOP. See "Description of Securities - Outstanding Options."

(6) Options to purchase 18,000 shares of the Company's Common Stock were exercised on September 1, 1995 and options to purchase 18,000 shares of the Company's Common Stock become exercisable in July 1996. Said options were issued under the SHP NQSOP.

(7) These amounts represent the amounts paid by the Company for term life insurance for the benefit of the Named Executive Officer. The related insurance policies have no cash surrender values.


         Option Grants in Fiscal Year 1995. The following table sets forth certain information with respect to stock option grants during the year ended December 31, 1995 to Named Executive Officers.

                                    OPTION GRANTS IN LAST FISCAL YEAR  (Adjusted
                  to Reflect a Recapitalization of the Company's Common Stock
                                     See "Description of Securities")

                                          Individual Grants
                           --------------------------------------------
                                                                               Potential Realizable
                       Number of    Percent of                                   Value at Assumed
                        Shares     Total Options  Exercise                     Annual Rate of Stock
                      Underlying    Granted to     or Base                    Price Appreciation for
                       Options     Employees in    Price     Expiration          Option  Term
Name                  Granted (#)  Fiscal Year     ($/Sh)       Date           5%            10%
----                 ----------    -----------    -------    ---------     -----------------------
David A. Robinson      300,000        25.6%         2.00      9/1/2000      $165,769      $366,306
Bradley C. Robinson    300,000        25.6%         2.00      9/1/2000      $165,769      $366,306
Dr. Gale H. Thorne      57,000         4.9%         2.00      9/1/2000       $31,496       $69,598

---------------

(1) These options were issued pursuant to the NQSOP and were exercisable on the date of grant.See "Description of Securities-Outstanding Options."

         Option Exercises and Year-End Holdings. The following table sets forth certain information with respect to stock option exercises during the year ended December 31, 1995, and the number of shares of stock covered by both exercisable and unexercisable stock options held by each of the Named Executive Officers.


               AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND
                          FISCAL YEAR END OPTION VALUES


                                                    Number of Securities         Value of Unexercised
                                                   Underlying Unexercised            In-the-Money
                                                   Options/SARs at Fiscal     Options/SARs at Fiscal
                                                        Year-End($)                  Year-End($)
                           Shares
                         Acquired On      Value        Exercisable/                 Exercisable/
          Name           Exercise (#)   Realized ($)  Unexercisable               Unexercisable(3)

David A. Robinson          90,000         180,000        300,000(1)                $2,700,000
Bradley C. Robinson        90,000         180,000        300,000(1)                $2,700,000
Gale H. Thorne             18,000          36,000   57,000(1)/18,000(2)              $675,000

---------------

(1)  Options exercisable at $2.00 per share.
(2) Options become exercisable in July, 1996 at an exercise price of $.39 per share.
(3) The trading price of the Company's common stock on December 31, 1995 was $9.00 per share.

Compensation of Directors

         During 1994, the non-employee members of the Board received a total of 9,000 shares of common stock as compensation for serving as directors of SHP. For 1995, the Company granted stock options under the NQSOP to purchase 20,000 shares of Common Stock for $2.00 per share to the non-executive members of the Board. The Company has made no other agreements regarding the compensation of non-executive members of the Board. Directors of the Company who are also officers of the Company receive no additional compensation for their service as directors. All directors are entitled to reimbursement for reasonable expenses incurred in the performance of their duties as Board members.


Employment and Indemnity Agreements

         On September 1, 1995, the Company entered into employment agreements with each of Mr. David A. Robinson, Mr. Bradley C. Robinson and Dr. Gale H. Thorne (collectively, the "Senior Executives"). The terms of these employment agreements provide that (i) Mr. David Robinson receive a salary of $240,000 per year, Dr. Gale Thorne receive a salary of $150,000 per year and Mr. Bradley Robinson receive a salary of $160,000 per year; (ii) the Senior Executives' employment agreements are for terms of three years, expiring on September 1, 1998; (iii) the Senior Executives are entitled to a reasonable car allowance;
(iv) if the Senior Executives are terminated by reason of disability or for other than cause, the salary of such Senior Executives will continue for the full term of the agreement; (v) if a Senior Executive is terminated for cause, the salary of such Senior Executive cease as of the date of termination; (vi) the Company will provide the Senior Executives with $1,000,000 of term life insurance while employed by the Company; and (vii) the Senior Executives shall keep all proprietary information relating to the business confidential both during and after the term of the agreements.

         The Company does not currently have employment agreements with any of its other executive officers or key employees. The Company has entered into Indemnity Agreements with each of its executive officers and directors pursuant to which the Company agrees to indemnify the officers and directors to the full extent permitted by law for any event or occurrence related to the service of the indemnitee as an officer or director of the Company that takes place prior to or after the execution of the agreement. The Indemnity Agreements obligate the Company to reimburse or advance expenses relating to any proceeding arising out of an indemnifiable event. Under these agreements, the officers and directors of the Company are presumed to have met the relevant standards of conduct required by Delaware law for indemnification. In the absence of the Indemnity Agreements, indemnification of these officers and directors may be discretionary in certain cases.

Indemnification for Securities Act Liabilities

         The Delaware General Corporation Law authorizes, and the Company's Bylaws and Indemnity Agreements provide for, indemnification of the company's directors and officers against claims, liabilities, amounts paid in settlement and expenses in a variety of circumstances. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


Stock Options and Warrants

         During 1994 the Board of SHP approved a non-qualified stock option plan for its officers, directors and key employees ("SHP NQSOP"). The exercise price of the options is equivalent to the estimated fair market value of the stock as determined by the Board at the date of grant. The number of shares, terms and exercise period are determined by the Board on an option-by-option basis. As of November 15, 1995, options to acquire an aggregate of 63,000 shares of Common Stock at $.39 per share were outstanding under the SHP NQSOP. Also, in February 1995 (prior to the Acquisition) SHP issued to a nonaffiliated stockholder of the Company, warrants to purchase 45,000 shares of Common Stock at $1.67 per share. Said warrants were issued to said stockholder in consideration for funds paid to SHP. The options issued under the SHP NQSOP expire in 1999 and the warrant issued to the nonaffiliated stockholder expires in 1996.

         On September 1, 1995, the Company adopted the NQSOP. In addition, on the date of the Acquisition, all of the options issued under SHP's NQSOP become outstanding obligations of the Company and the SHP NQSOP was terminated. As of April 15, 1996, options to acquire an aggregate of 1,171,810 shares of Common Stock at $2.00 per share had been granted and are presently outstanding, including the options granted to David A. Robinson, Bradley C. Robinson and Gale
H. Thorne.

Compensation Committee Interlocks and Insider Participation

         No executive officers of the Company serve on the Compensation Committee (or in a like capacity) for the Company or any other entity.

2.  Proposal to Ratify the Appointment of Independent Auditors

     On October 14, 1996 the Board elected to retain Arthur Andersen LLP ("AA") as its independent auditor. From November 10, 1995 to October 14, 1996 KPMG Peat Marwick LLP ("KPMG") had acted as the Company's independent auditor and Nielson, Grimmett & Company ("NGC") had acted as the Company's independent auditor prior thereto. The Company does not expect representatives of either AA or KPMG to be present at the Company's 1996 Annual Meeting of Stockholders. The Company's decisions to change auditors was recommended by the Board in each instance.

         The report of NGC on the financial statements of the Company for the fiscal year in the period ended December 31, 1994 and the report of KPMG on the financial statements of the Company for the two fiscal years ended December 31, 1995, did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

         During the Company's two most recent fiscal years and all subsequent interim periods preceding such changes in auditors, there were no disagreements with NGC or KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements(s), if not resolved to the satisfaction of the former accountant, would have caused it to make a reference to the subject matter of the disagreements(s) in connection with its report; nor has NGC or KPMG ever presented a written report, or otherwise communicated in writing to the Company or the Board the existence of any "disagreement" or "reportable event" within the meaning of Item 304 of Regulation S- K.

         The Company authorized NGC to respond fully to the inquiries of KPMG and the Company has authorized KPMG to respond fully to the inquiries of AA. Both NGC and KPMG have provided the Company with letters addressed to the SEC, as required by Item 304(a)(3) of Regulations S-K, which letters have been filed with the SEC.

         Approval of the proposal requires the affirmative vote of a majority of the shares voted.

THE BOARD RECOMMENDS APPROVAL OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT AUDITOR.


3.       Amendment of Certificate of Incorporation

         At a meeting held on October 12, the Board adopted a resolution to amend, subject to stockholder approval, the Certificate of Incorporation to authorize the Board to make, alter and repeal the Bylaws of the Company, subject to the power of the stockholders of the Company to alter or repeal any Bylaw whether adopted by them or otherwise. Bylaws presently provide that they may be altered or repealed by the Board, whereas the Certificate of Incorporation is presently silent on the issue. The purpose of the proposed amendment is to memorialize the above referenced proposal in both the Bylaws and Certificate of Incorporation.

         If the Certificate of Incorporation is amended to authorize the Board to amend the Bylaws, the Board will consider the following amendments to the Bylaws.

Special Meetings and Removal of Directors

         The Board will consider amending Article III Section 4 to provide that special meetings of the stockholders may be called at any time by the Board, the Chairman of the Board, the Chief Executive Officer or the President of the Company, but such special meetings may not be called by any other person or persons. The proposed revisions to Article III Section 4 and Article IV Section 8 will not materially effect on the governance of the Company or the rights of the stockholders because substantially similar provisions already exist in the

Company's Certificate of Incorporation. The purpose of the proposed amendments to Article III Section 4 and Article IV Section 3 is to make the Company's Bylaws consistent with its Certificate of Incorporation.


Number of Directors

         Article IV Section 1 of the Bylaws currently states that the number of directors shall be no less than one in number or such other minimum number as is required by law. At the Company's last stockholder meeting, six directors were elected by the stockholders and the Company's Certificate of Incorporation was amended to divide the Board into three classes. Each such class to consist, as nearly as may be possible, of one-third of the total number of directors. The Bylaws, however, were never formally amended to reflect an increased number of authorized directors or division of the Board into three classes.

         The Board will consider increasing the number of authorized Board members in the Bylaws to nine. This will leave three directorships vacant. The newly created directorships may be filled by a vote of the majority of the directors or by a vote of the stockholders unless the vacancy has been previously  filled  by the  Board.  The  purpose  and  intent  of the  Board  in recommending nine directorships is to allow the Company, if and when opportunities are presented, to offer directorships to highly qualified people that may assist the Company in its financing, operations and other activities.

Disallowed Compensation

         Article IX Section 5 of the Bylaws currently provides that if any salary, commission, bonus, interest, rent, travel or entertainment expense is disallowed in whole or in part as a deductible expense by the Internal Revenue Service, then the employee recipient shall reimburse the Company to the full extent of the disallowance. In the ordinary course of business companies will often incur expenses that are not deductible in whole or in part. The Board will consider eliminating Article IX Section 5 from the Bylaws. The Board believes that any decision to do otherwise will likely have a chilling effect on the Company's ability to attract and keep skilled officers, employees and directors.

THE BOARD RECOMMENDS APPROVAL OF THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION.


5.       Other Matters

Discretionary Authority

         At the time of mailing of this proxy statement, the Board was not aware of any other matters which might be presented at the meeting. If any matter not described in this Proxy Statement should properly be presented, the persons named in the accompanying proxy form will vote such proxy in accordance with their judgment.

Notice Requirements

         Any stockholder who desires to have a proposal included in the Company's proxy soliciting material relating to the Company's 1997 annual meeting of stockholders should send to the Secretary of the Company a signed notice of intent. This notice, including the text of the proposal, must be received no later than February 15, 1997.

Annual Report

         This Proxy Statement has been preceded or accompanied by an Annual Report for the fiscal year ended December 31, 1995. Stockholders are referred to such report for financial and other information about the activities of the Company, but such report is not to be deemed a part of the proxy soliciting material.

Expenses and Methods of Solicitation

         The expenses of soliciting proxies will be paid by the Company. In addition to the use of the mails, proxies may be solicited personally, or by telephone or other means of communications, by directors, officers and employees of the Company and its subsidiaries, who will not receive additional compensation therefor. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of proxy solicitation material to certain beneficial owners of the Company's common stock, and the Company will reimburse such forwarding parties for reasonable expenses incurred by them.

                                         By order of the Board of Directors,



                                        By
                                           J. Clark Robinson, Secretary

                                   PROXY CARD
                                      for
                         ANNUAL MEETING OF STOCKHOLDERS
                SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC.

                                                                ---------------
                                                                    (Date)

This Proxy is Solicited on Behalf of the Board of Directors. The undersigned hereby appoints David A. Robinson as Proxy, with the power to appoint his substitute and hereby authorize them to represent and to vote, as disignated below, all the shares of common stock of Specialized Health Products International, Inc. held on record by the undersigned on November 8, 1996 at the annual meeting of stockholders to be held on December 4, 1996 or any adjournment thereof.

1. Election of Nominee Directors

  [ ] FOR Gary W. Farnes     [ ] WITHHOLD AUTHORITY to vote for Gary W. Farnes

  [ ] FOR Robert R. Walker   [ ] WITHHOLD AUTHORITY to vote for Robert R. Walker

2. Proposal to approve the appointment of Arthur Andersen LLP as the independent public accounts of the corporation.

           [ ] For         [ ] Against        [ ] Abstain

3. Proposal to amend of Company's Certificate of Incorporation.

           [ ] For         [ ] Against        [ ] Abstain

4. In their discretion, the Proxy is authorized to vote upon such other business as may property come before the meeting.

       This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder(s). If no directions are made, this proxy will be voted for the above Proposals.

     Please sign below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporation name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


Dated: _______________________, 1996               ____________________________
                                                   (signature)




                                                   _____________________________
                                                   (signature if held jointly)




                                                   _____________________________
                                                   (print name of stockholder(s)

Please mark, sign, date and return the
proxy card promptly using the enclosed
envelope.